EXHIBIT 99.1

WOODHEAD INDUSTRIES REPORTS FISCAL THIRD QUARTER RESULTS
REVENUE GREW 13% AND INCOME FROM OPERATIONS INCREASED 55%

DEERFIELD, IL - July 23, 2004 -- Woodhead Industries, Inc., (Nasdaq: WDHD) today announced financial results for its fiscal third quarter ended June 26, 2004. The company reported third quarter total revenues of $52.7 million, a 12.8% increase over the same period last year. Income from operations totaled $3.6 million in the quarter, compared to $2.3 million for the fiscal third quarter last year. Net income was $1.6 million, or $0.13 a share for the quarter, compared to net income of $2.0 million and $0.17 a share for the same period in 2003.

Philippe Lemaitre, Woodhead Industries' President and Chief Executive Officer, commented, "Our underlying business continues to see solid year-over-year growth as both the Connectivity and Electrical segments experienced double digit increases in revenue during the quarter."

He added, "Our programs for growth initiated at the beginning of the fiscal year remain on track and we are confident that the company is positioned well for the future."

Robert H. Fisher, Vice President of Finance and Chief Financial Officer noted, "Our core businesses continued to perform well in all geographic regions during the third quarter. Asia was up 63% year-over-year and Europe was up 15%. Our international operations represented 45% of total revenues."

In the Connectivity segment, third quarter sales were $37.8 million and income from operations totaled $1.6 million versus $33.9 million and $1.7 million, respectively, last year. Sales growth was strong at 12% year-over-year and gross margins were up 1.6 points. Net income was adversely affected by the continued investment in growth initiatives. The Electrical segment experienced robust growth during the quarter, with revenues totaling $14.9 million, up 15.9% from the same period in 2003, even with the lost revenue from two small product lines that were divested. Income from operations in the Electrical Segment totaled $2.3 million, a substantial increase from the same period last year, which included a $1.2 million charge for the restructuring of the company's Aero-Motive subsidiary.

Foreign exchange rate changes negatively impacted Other Expenses and earnings per share by $0.05 during the quarter. In comparison, exchange rate changes favorably impacted earnings per share by $0.14 during the same period last year.

Cash on hand at the end of the quarter was $22.8 million. Backlog at the end of the third quarter was $18.8 million, up 22% from a year ago.

OUTLOOK
Lemaitre further commented, "We expect revenues to remain solid in the fiscal fourth quarter; approximately 20-25% higher than 2003 levels. Earnings for the quarter are expected to be in a range between $0.14 - $0.17 per share. We are beginning to see positive results from several of our internal sales, marketing and engineering initiatives. One area we are particularly excited about is the increasing interest in our new gateway products. As a result of these positive forces, we are planning for 15% revenue growth and significant earnings growth in the first half of fiscal 2005."

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

CONFERENCE CALL
Woodhead Industries, Inc., will host a conference call today, July 23, 2004, at 11:00 am EDT to discuss performance and financial results for the fiscal third quarter. The dial-in phone number is 800/500-0177 or 719/457-2679, and the access code is 765731. To access a live Internet webcast of the conference call, visit the Company's website at www.woodhead.com and select the webcast icon. A replay of the conference call will be archived and also available on the Company's website following the live event. The replay dial-in phone number is 888/203-1112 or 719/457-0820, and the access code is also 765731.

ABOUT WOODHEAD INDUSTRIES, INC.
Woodhead Industries develops, manufactures and markets Network and Electrical Infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments. We are known in the global industrial market by our recognized brands that include Brad Harrison(R), SST(TM), Daniel Woodhead(R), mPm(R), applicom(R), Aero-Motive(R) and RJ-Lnxx(R). Our expertise ranges from mechanical, electrical, and electronics to communication software products and technologies. Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

For further information, contact: Robert Fisher, Vice President, Finance and CFO, (847) 317-2400, e-mail: rfisher@woodhead.com.


                               [Tables to Follow]


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WOODHEAD INDUSTRIES, INC.  CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

                                                                                 ---------------------------
ASSETS                                                                             6/26/2004    9/27/2003
                                                                                 ---------------------------
CURRENT ASSETS
   Cash and short-term investments                                                    $ 22,832     $ 22,547
   Accounts receivable                                                                  37,716       31,017
   Inventories                                                                          17,441       13,020
   Prepaid expenses                                                                      4,491        4,816
   Refundable income taxes                                                               2,036        2,479
   Deferred income taxes                                                                 3,603        3,390
------------------------------------------------------------------------------------------------------------
   TOTAL CURRENT ASSETS                                                                 88,119       77,269

 Property, plant and equipment, net                                                     58,866       60,391
 Goodwill, net                                                                          34,061       32,290
 Deferred income taxes                                                                   2,604        2,584
 Other Assets                                                                            1,134        1,322
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $ 184,784    $ 173,856
------------------------------------------------------------------------------------------------------------

 LIABILITIES AND STOCKHOLDERS' INVESTMENT
 Current Liabilities
   Accounts payable                                                                   $ 10,659      $ 8,343
   Accrued expenses                                                                     15,558       13,586
   Income taxes payable                                                                  1,375        1,393
 Current portion of long-term debt                                                       5,700        5,700
------------------------------------------------------------------------------------------------------------
 TOTAL CURRENT LIABILITIES                                                              33,292       29,022

 Long-term debt                                                                         30,900       30,900
 Deferred income taxes                                                                   3,146        3,049
 Other liabilities                                                                       2,887        2,435
------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                                      70,225       65,406

 STOCKHOLDERS' INVESTMENT:
   Common stock at par (shares issued: 12,130, at 6/26/04, 12,011 at 9/27/03)           12,130       12,011
   Additional paid-in capital                                                           20,032       18,578
   Deferred stock compensation                                                            (627)        (773)
   Accumulated other comprehensive income                                                6,223        2,832
   Retained earnings                                                                    76,801       75,802
------------------------------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' INVESTMENT                                                   114,559      108,450
------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT                                      $ 184,784    $ 173,856
------------------------------------------------------------------------------------------------------------

WOODHEAD INDUSTRIES, INC.  CONSOLIDATED INCOME STATEMENT
(Amounts in thousands, except per share data)

                                                  QUARTER ENDED:                    NINE MONTHS ENDED:
                                              ---------------------    --------    ---------------------    --------
                                              6/26/2004   6/28/2003    % CHANGE    6/26/2004   6/28/2003    % CHANGE
                                              ---------   ---------    --------    ---------   ---------    --------
NET SALES                                      $ 52,653    $ 46,694      12.8%      $148,638   $ 134,736       10.3%
  Cost of Sales                                  32,452      30,065       7.9%        92,588      85,469        8.3%
                                               ---------------------               ----------------------
GROSS PROFIT                                     20,201      16,629      21.5%        56,050      49,267       13.8%
  % of Net Sales                                   38.4%       35.6%                    37.7%       36.6%
OPERATING EXPENSES                               16,496      13,152      25.4%        47,813      41,254       15.9%
RESTRUCTURING AND OTHER RELATED CHARGES             113       1,155                    1,205       1,155
                                               ---------------------               ----------------------
TOTAL OPERATING EXPENSE                          16,609      14,307      16.1%        49,018      42,409       15.6%
  % of Net Sales                                   31.5%       30.6%                    33.0%       31.5%
INCOME FROM OPERATIONS                            3,592       2,322      54.7%         7,032       6,858        2.5%
                                               ---------------------               ----------------------
  % of Net Sales                                    6.8%        5.0%                     4.7%        5.1%
OTHER EXPENSES
  Interest Expense                                  605         991     (39.0%)        1,766       2,302      (23.3%)
  Other (Income)/Expenses, Net                      530      (1,523)                  (1,021)     (2,610)
                                               ---------------------               ----------------------
OTHER (INCOME) / EXPENSES                         1,135        (532)                     745        (308)
INCOME BEFORE TAXES AND DISCONTINUED
  OPERATIONS                                      2,457       2,854     (13.9%)        6,287       7,166      (12.3%)
  % of Net Sales                                    4.7%        6.1%                     4.2%        5.3%
PROVISION FOR INCOME TAXES                          847         810       4.6%         1,663       2,165      (23.2%)
                                               ---------------------               ----------------------
INCOME FROM CONTINUING OPERATIONS               $ 1,610     $ 2,044     (21.2%)      $ 4,624     $ 5,001       (7.5%)
  % of Net Sales                                    3.1%        4.4%                     3.1%        3.7%
                                               ---------------------               ----------------------
DISCONTINUED OPERATIONS
  Income From Discontinued AKAPP Operations
    (Including Gain on Disposal of $725)              -           -                        -         733
  Income Tax Expense                                  -           -                        -           3
                                               ---------------------               ----------------------
INCOME FROM DISCONTINUED OPERATIONS                   -           -                        -         730
                                               ---------------------               ----------------------
NET INCOME                                      $ 1,610     $ 2,044     (21.2%)      $ 4,624     $ 5,731      (19.3%)
  % of Net Sales                                    3.1%        4.4%                     3.1%        4.3%
                                               =====================               ======================

EARNINGS PER SHARE, DILUTED
From continued operations                        $ 0.13      $ 0.17     (23.5%)       $ 0.38      $ 0.42       (9.5%)
As reported                                      $ 0.13      $ 0.17     (23.5%)       $ 0.38      $ 0.48      (20.8%)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
  Diluted                                        12,188      12,000       1.6%        12,177      11,962        1.8%
                                               =====================               ======================
DIVIDENDS PER SHARE                              $ 0.10      $ 0.09      11.1%        $ 0.30      $ 0.27       11.1%
                                               =====================               ======================



SEGMENT DATA                                      QUARTER ENDED:                    NINE MONTHS ENDED:
                                              ---------------------    --------    ---------------------    --------
                                              6/26/2004   6/28/2003    % CHANGE    6/26/2004   6/28/2003    % CHANGE
                                              ---------   ---------    --------    ---------   ---------    --------
NET SALES
---------
CONNECTIVITY                                   $ 37,790    $ 33,867      11.6%      $107,343    $ 94,255       13.9%
ELECTRICAL                                       14,863      12,827      15.9%        41,295      40,481        2.0%
                                               ---------------------               ----------------------
TOTAL                                          $ 52,653    $ 46,694      12.8%      $148,638    $134,736       10.3%
                                               =====================               ======================

INCOME FROM OPERATIONS
----------------------
CONNECTIVITY                                    $ 1,553     $ 1,669      (7.0%)      $ 2,568     $ 3,198      (19.7%)
ELECTRICAL                                        2,338          25                    5,027       3,505       43.4%
CORPORATE AND OTHER                                (299)        628                     (563)        155
                                               ---------------------               ----------------------
TOTAL                                           $ 3,592     $ 2,322      54.7%       $ 7,032     $ 6,858        2.5%
                                               =====================               ======================